Exhibit 10.2

AGREEMENT

This Agreement (the “Agreement”) dated this 24th day of November 2004 (the “Effective Date”) by and between Belmont Bancorp., an Ohio corporation (the “Employer”), and Jane R. Marsh (“Employee”).

BACKGROUND INFORMATION

A. Employee is employed by the Employer as its Chief Financial Officer and Senior Vice President.

B. In consideration of Employees’ continued employment and valuable contribution to the Employer, the Employer desires to enter into this Agreement in order to define the rights of Employee and the obligations of the Employer following a Change in Control (as hereinafter defined), and the Employer and Employee desire to evidence their agreement regarding certain restrictive covenants.

PROVISIONS

NOW, THEREFORE, the parties agree as follows:

1. Definitions.

“Change of Control” shall mean:

(i) either the Employer or Belmont National Bank, a national banking corporation (the “Bank”), sells or otherwise transfers all or substantially all of its assets to another corporation or other entity and, as a result of such sale or transfer, less than a majority of the combined voting power of the then outstanding securities of such other corporation or entity immediately after such transaction is held in the aggregate by the holders of securities of any class or series entitled to vote generally in the election of directors (the “Voting Stock”) of the Employer or the Bank immediately prior to such sale or transaction;

(ii) either the Employer or the Bank is merged, consolidated or reorganized into or with another corporation or other entity, and as a result of such merger, consolidation or reorganization, less than a majority of the combined voting power of the then outstanding securities of such corporation or entity immediately after such transaction is held in the aggregate by the holders of Voting Stock of the Employer or the Bank immediately prior to such transaction;

(iii) any person or group of persons, as defined in Rule 13d-5 of the Rules under the Securities Exchange Act of 1934, as amended (“Group”) becomes the beneficial owner, directly or indirectly, of a majority of the Voting Stock of the Employer; or

(iv) any person or Group, other than the Employer, becomes the beneficial owner, directly or indirectly, of a majority of the Voting Stock of the Bank.

“Change in Control Event” shall mean any of the following:

(i) The Employer terminates Employee’s employment within two years following the occurrence of a Change of Control, unless such termination is by reason of the death or disability of Employee or the Employer’s termination of Employee is for Good Cause (as hereinafter defined), or

(ii) Within two years following the occurrence of a Change of Control, the Employer assigns to Employee duties materially inconsistent with, or in any material diminution of, the positions, duties, responsibilities and status of Employee as of the date of this Agreement, or

(iii) Employee voluntary terminates her employment within six months following the occurrence of a Change of Control, or

(iv) Within two years following the occurrence of a Change of Control, the Employer transfers Employee to a location outside of a 30 mile radius of St. Clairsville, Ohio.

“Change in Control Payment” shall consist of (i) the payment, within 90 days after the Change in Control Event, of a lump sum equal to two hundred percent (200%) of the sum of (A) her annualized base salary at the rate being paid to Employee immediately prior to the termination of her employment, and (B) the most recent bonus earned by Employee (which, if it has been earned but not paid to Employee for the year most recently ended prior to the termination of Employee’s employment, such bonus shall be paid independently (and without reduction) of this lump sum payment), and (ii) for two (2) years following the Change in Control Event a continuation of health insurance benefits, life insurance and dental which are comparable to those received by her at the time of termination.

“Good Cause” shall mean:

(i) any acts of dishonesty, fraud, embezzlement, or breach of trust committed by Employee against the Employer (including any misrepresentation to the Employers’ Board of Directors (the “Board”)), or an act which she knows to be in violation of her duties to the Employer, which act is materially injurious to the Employer’s business or reputation and is not remedied within 10 days after notice thereof by the Employer;

(ii) any breaches of this Agreement by Employee or the failure to adequately render services or perform her obligations to the Employer, which act or failure is materially injurious to the Employer’s business or reputation and is not remedied within 10 days after notice thereof by the Employer;

(iii) any acts by Employee amounting to gross negligence or willful misconduct which are materially injurious to the Employer’s business or reputation and is not remedied within 10 days after notice thereof by the Employer;

(iv) conviction of a felony, a crime of moral turpitude or any crime involving the Employer or her duties to Employer;

(v) testing positive to the use of any illegal drug; or

(vi) abusing alcohol or any other drug and the failure to enter the rehabilitation program or undertake the plan of treatment prescribed by the Board, the failure to comply with the conditions of such program or plan of treatment or the failure to comply with the maintenance conditions prescribed following such program or plan of treatment.

2. Change of Control. If a Change in Control Event occurs then the Employer shall pay Employee the Change in Control Payment.

3. Non-Competition Agreement.

(a) Employee shall not, during the term of Employee’s employment, be engaged in any other business activity pursued for gain, profit or other pecuniary advantage. The foregoing limitations shall not be construed as prohibiting Employee from making personal investments in such form or manner as will neither require Employee’s services in the operation or affairs of the companies or enterprises in which such investments are made nor violate the terms of this paragraph 3.

(b) In addition, Employee shall not, during the period of Employee’s employment with the Employer, and for a period of six (6) months immediately following the termination of Employee’s employment under this Agreement (excluding from such computation any time during which Employee is in violation of any provision of this paragraph 3):

(i) service as an officer, director, shareholder, owner, partner, joint venturer, consultant or advisor to any bank, savings bank or other financial institution within a 50 mile radius of the Bank’s principal office in St. Clairsville, Ohio (except that Employee may hold up to 1% of the capital stock of any such institution);

(ii) solicit any of Employer’s customers except on Employer’s behalf;

(iii) directly or indirectly influence any of Employer’s employees to terminate their employment with Employer or accept employment with any competitor of the Employer;

(iv) interfere with any of Employer’s business relationships; or

(v) enter into any business relationship with any of Employer’s customers or suppliers, except upon prior approval of the Board after Employee has apprised it of the nature of the relationship proposed to be entered into and the direct or indirect compensation proposed to be received by Employee.

(c) Because of the difficulty of measuring economic losses to the Employer as a result of a breach of the foregoing covenant, and because of the immediate and irreparable damage that could be caused to the Employer for which they would have no other adequate remedy, Employee agrees that the foregoing covenant may be enforced by the Employer in the event of breach by Employee, by injunctions and restraining orders.

(d) The covenants in this paragraph 3 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall thereby be reformed.

(e) All of the covenants in this paragraph 3 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Employee against the Employer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Employer of such covenants.

4.	Miscellaneous.

(a) Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Ohio (regardless of the laws that might be applicable under principles of conflicts of law) as to all matters, including but not limited to, matters of validity, construction, effect and performance.

(b) Entire Agreement. This Agreement represents the entire understanding and agreement between the parties with respect to the subject matter hereof, and supersede all prior negotiations, discussions and undertakings between such parties. This Agreement cannot be amended, supplemented or changed orally, except by an agreement in writing that makes specific reference to this Agreement and that is signed by each of the parties hereto.

(c) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and this Agreement shall become effective when one or more counterparts have been signed by each of the parties hereto.

(d) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, successors and assigns.

(e) Reimbursement of Expenses. If any suit or action shall be instituted to enforce this Agreement, or obtain any right or benefit provided for herein, the Employee shall, if she prevails, be entitled to recover from the Employer all costs, including reasonable attorney fees, expended in connection therewith.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth above.

EMPLOYER:	EMPLOYEE:

Belmont Bancorp.,
an Ohio corporation	/s/ Jane R. Marsh
Jane R. Marsh

By:	/s/ Wilbur R. Roat
Its:	President & CEO